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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----



                               XYLAN CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $0.001 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  984151-10-0
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 984151-10-0                  13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kim Irrevocable Children's Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,000,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,000,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,000,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    2%, based on 41,947,025 total shares outstanding as of December 31, 1996


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 6 pages

-----------------------                                  ---------------------
  CUSIP NO. 984151-10-0                  13G                PAGE 3 OF64 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kim Family Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,430,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,430,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,430,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13%, based on 41,947,025 total shares outstanding as of December 31, 1996


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 6 pages

                                                                         Page 4
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No. 3

Item 1(a)  Name of Issuer.

           XYLAN Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices.

           26679 W. Agoura Road
           Suite 100
           Calabasas, CA 91302

Item 2(a)  Name of Person Filing.

           Kim Irrevocable Children's Trust
           Kim Family Trust

Item 2(b)  Address of Principal Business Office.

           25511 W. Colette Ave.
           Calabasas, CA 91302

Item 2(c)  Citizenship.  California

Item 2(d)  Title of Class of Securities.  Common Stock, $0.001 par value

Item 2(e)  CUSIP Number.  984151-10-0

Item 3     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),

           (a)    __   Broker Dealer registered under Section 15 of the Act
           (b)    __   Bank as defined in Section 3(a)(6) of the Act
           (b)    __   Insurance Company as defined in Section 3(a)(19)
                       of the Act
           (c)    __   Investment Company registered under Section 8 of the
                       Investment Company Act
           (d)    __   Investment Adviser registered under Section 203 of
                       the Investment Advisers Act of 1940
           (e)    __   Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund;
                       see (S)240.13d-1(b)(1)(ii)(F)
           (f)    __   Parent Holding Company, in accordance with
                       (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
           (g)    __   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

                               Page 4 of 6 pages

                                                                          Page 5
Item 4.  Ownership

         (a)   Amount Beneficially Owned

               Kim Irrevocable Children's Trust             1,000,000
               Kim Family Trust                             5,430,000

         (b)   Percent of Class

               Kim Irrevocable Children's Trust             2%
               Kim Family Trust                             13%

           (*based on 41,947,025 total shares outstanding as of December 31,
1996)

         (c)   Number of shares as to which such person has:

               i)  sole power to vote or to direct the vote

                   Kim Irrevocable Children's Trust         1,000,000
                   Kim Family Trust                         5,430,000

               ii) shared power to vote or to direct vote

               iii)sole power to dispose or to direct disposition of

                   Kim Irrevocable Children's Trust         1,000,000
                   Kim Family Trust                         5,430,000

      (iv) shared power to dispose or to direct disposition of

Item  5. Ownership of Five Percent or Less of a Class.

           not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

           not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

           not applicable

Item 8.  Identification and Classification of Members of the Group.

           Kim Irrevocable Children's Trust (OO),  Kim Family Trust (OO)

Item 9.  Notice of Dissolution of the Group.

           not applicable
                               Page 5 of 6 pages

                                                                          Page 6
Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1997


KIM IRREVOCABLE CHILDREN'S TRUST

/S/ Steve Yun Kim
-----------------
Steve Yun Kim, Trustee


KIM FAMILY TRUST

/S/ Steve Yun Kim and Jung Sil Kim
----------------------------------
Steve Yun Kim and Jung Sil Kim, Trustee



                               Page 6 of 6 pages